Exhibit 10.31

Fourth Amendment to the
Weingarten Realty Investors
Deferred Compensation Plan

R E C I T A L S:

WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (the “Employer”) has previously established the Weingarten Realty Investors Deferred Compensation Plan (the “Deferred Compensation Plan”) under the terms of which select employees and/or management are entitled to defer a portion of their compensation and/or have discretionary contributions made on their behalf by the Employer.

The Employer desires to amend the Plan to reflect certain requirements of Internal Revenue Code Section 409A;

NOW THEREFORE, the Board of Trust Managers desires to amend the Deferred Compensation Plan as follows, to be effective January 1, 2005.

1. Section 3.1(b) of the Plan is hereby amended in its entirety to be and read as follows:

(b)
Each Eligible Participant shall deliver a Deferral Election to the Employer before any Deferrals can become effective. Such Deferral Election shall be applicable only to Compensation, Option awards or Restricted Share awards for services rendered in the calendar year following the calendar year in which such Deferral Election is made; provided, however, that in the year in which an Employee is first eligible to participate, such Deferral Election shall be filed within thirty (30) days of the date on which the Employee is first eligible to participate, with respect to cash Compensation, Option awards or Restricted Share awards received for services rendered during the remainder of the calendar year. Notwithstanding the preceding provisions of this paragraph (b), with respect solely to deferrals made on or before December 31, 2005, that are attributable to services performed in 2005, a Deferral Election may be made on or before March 15, 2005, to be effective with respect to Compensation, Option awards, or Restricted Share awards payable after the date such Deferral Election becomes effective.

2. Section 6.1 of the Plan is hereby amended in its entirety to be and read as follows:

6.1 Distribution Election. Distribution of the Participant’s Accounts shall be made in accordance with the Participant’s election with respect to the date on which distribution is to be made or commence and the form of payment. Such election shall be made by the Participant at the time the Participant makes his or her initial Deferral Election. Provided, however, the Administrator shall permit all Participants to make such distribution elections on or before December 31, 2005, and if a Participant files a modified distribution election on or before such date, such election shall be treated as if it had been made at the time of the Deferral Election related to the 2005 Plan Year; such an election will not be treated as a change in the form of a payment under Section 409A(a)(4) of the Code or an acceleration of a payment under Section 409A(a)(3) of the Code. The commencement of distribution and form of payment elected by the Participant in his or her Deferral Election for the 2005 Plan Year will be effective as to all of the Participant's Deferrals related to the 2005 Plan Year and subsequent Plan Years, provided, however, that if the Administrator separately accounts for Deferrals in each Plan Year, the Participant may make separate distribution elections with respect to each Plan Year's Deferral Election, in which case each separate distribution election shall be effective with respect to the Deferrals to which the election relates.

IN WITNESS WHEREOF, Weingarten Realty Investors has caused this instrument to be executed this 23rd day of December, 2005, to be effective January 1, 2005.

WEINGARTEN REALTY INVESTORS

By: /s/ Stephen Richter
Name: Stephen Richter
Title: Executive VP, CFO